Exhibit 99.1

First PacTrust Bancorp Bolsters Financial Team

Veteran Bankers Ronald J. Nicolas, Jr., Lonny D. Robinson and Craig S. Naselow Named to Key Positions at Bank and Holding Company

Irvine, Calif. (November 6, 2012) – First PacTrust Bancorp, Inc. (NASDAQ: BANC) (“First PacTrust"), the holding company for Pacific Trust Bank (“PacTrust Bank”) and Beach Business Bank, today announced the following additions to its financial team:

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Ronald J. Nicolas, Jr., Executive Vice President and Chief Financial Officer of First PacTrust;

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Lonny D. Robinson, Executive Vice President and Chief Financial Officer of Pacific Trust Bank; and

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Craig S. Naselow, Executive Vice President, Treasurer and Chief Investment Officer of First PacTrust and PacTrust Bank.

The new appointments coincide with the announcement that Marangal “Marito” Domingo has resigned as Executive Vice President and Chief Financial Officer of First PacTrust and PacTrust Bank, effective immediately following the filing of First PacTrust’s quarterly report on Form10-Q for the quarter ended September 30, 2012.

First PacTrust Chief Executive Officer Steven Sugarman said: "We are excited to have Ron, Lonny and Craig join our organization, and we thank Marito for his valuable service. Marito’s leadership and efforts on behalf of PacTrust and First PacTrust helped to successfully navigate us through a period of significant growth. As PacTrust Bank continues its transition from a thrift institution to a commercial bank, we are thrilled to enhance our financial group with experienced professionals who each have managed the finances of complex, multi-billion-dollar banks and their public holding companies.”

Robert Franko, President and CEO of PacTrust Bank, stated: “With the growth we’ve experienced, we will benefit from having a banker of Lonny Robinson’s stature as Chief Financial Officer, and a professional with Craig Naselow’s expertise as our Treasurer and Chief Investment Officer.”

Mr. Nicolas, who has served as a consultant to First PacTrust since October 18, 2012, became Executive Vice President of First PacTrust effective as of November 5 and will assume the duties of Chief Financial Officer of First PacTrust upon Mr. Domingo’s resignation. Before joining First PacTrust, Mr. Nicolas served as Executive Vice President and Chief Financial Officer at each of: Carrington Holding Company, LLC (2009-2012); Residential Credit Holdings, LLC (2008-2009); Fremont Investment and Loan, a $14-billion financial institution (2005-2008); and Aames Investment/Financial Corp. (2001-2005). He earlier served in various capacities with KeyCorp, a $20-billion financial institution, including Executive Vice President Group Finance of KeyCorp (1998-2001), Executive Vice President, Treasurer and Chief Financial Officer of KeyBank USA (1994-1998), and Vice President Corporate Treasury (1993-1994). Mr. Nicolas is a graduate of Canisius College, Buffalo, NY (BS, 1981; MBA, 1989).

Mr. Robinson will join PacTrust Bank as Executive Vice President on November 14, 2012 and will assume the duties of Chief Financial Officer following Mr. Domingo’s resignation. Immediately before joining PacTrust Bank, Mr. Robinson was Executive Vice President and Chief Financial Officer of Hamni Financial Corp., a $2.8-billion publicly-traded bank holding company, and its subsidiary Hamni Bank. Prior to joining Hamni in October 2011, Mr. Robinson served as Executive Vice President and Chief Financial Officer at each of: Opportunity Bancshares and Opportunity Bank (2010-2011); Western Community Bancshares and Frontier Bank (2010); and Center Financial Corp., a $2.5-billion publicly-traded bank holding company (2007-2010). Mr. Robinson is a graduate of Westminster College, New Wilmington, PA (BA, 1980).

Mr. Naselow became Executive Vice President, Treasurer and Chief Investment Officer of First PacTrust and PacTrust Bank effective as of November 5, 2012. Immediately before joining First PacTrust and PacTrust Bank, Mr. Naselow served as Senior Vice President, Treasurer and Investment Executive at Aris Development Company, a private bank development company, since 2009. Before that, he served as Treasury/Liquidity Consultant to Union Bank N.A., a $70-billion commercial bank (2008-2009); Managing Director and Treasurer at Countrywide Bank, a $120-billion commercial bank, (2001-2008); Senior Vice President of California Commerce Bank, a $2.1-billion commercial bank subsidiary of Citigroup (1998-2001) and President of California Commerce Banc Securities, Inc., an affiliate of California Commerce Bank (2000-2001); and Vice President, Corporate Finance and Portfolio Management at Great Western Bank, a $45-billion savings bank (1994-1997). Mr. Naselow is a graduate of California State University, Northridge (BA, 1987) and of Boston College (MBA, 1989).

First PacTrust plans to announce its earnings for the third quarter of 2012 after the market closes on November 8, 2012 and will discuss earnings as a part of its annual Investor Day on November 9, 2012 at Riviera Country Club in Los Angeles. A live, only audio webcast of the event will be available through a link at First PacTrust’s investor relations web site at www.firstpactrustbancorp.com. Following the live presentation, the event will be archived on the web site for approximately 30 days.

About First PacTrust Bancorp

Based in Irvine, CA, First PacTrust Bancorp, Inc. is the $1.6-billion multi-bank holding company of Pacific Trust Bank and Beach Business Bank, which together operate 19 banking offices in Los Angeles, Orange, San Diego and Riverside counties, and 23 loan production offices in California, Arizona, Oregon and Washington. PacTrust Bank gives customers convenient account access choices through 30,000 surcharge-free ATM locations nationwide, as well as mobile, online and telephone banking. PacTrust Bank and Beach Business Bank provide a full range of deposit and loan services tailored to meet the needs of small-to-mid-sized businesses, professionals and individuals.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by First PacTrust with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

INVESTOR RELATIONS INQUIRIES:

First PacTrust Bancorp, Inc.

Richard Herrin, 949-236-5300

MEDIA INQUIRIES:

Sitrick And Company

Thomas S. Mulligan, 212-573-6100